EXHIBIT 99.1

GENERAL FINANCE CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL YEAR 2020

PASADENA, CA – September 9, 2020 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions in North America and in the Asia-Pacific region of Australia and New Zealand (the “Company”), today announced its consolidated financial results for the fourth quarter and fiscal year ended June 30, 2020.

Fourth Quarter 2020 Highlights
  Leasing revenues in our core non-liquid containment products increased by 6% in North America and 4% in local currency in the Asia-Pacific.
  Total leasing revenues were $50.4 million, compared to $59.1 million for the fourth quarter of fiscal year 2019.
  Leasing revenues comprised 60% of total non-manufacturing revenues, compared to 63% for the fourth quarter of fiscal year 2019.
  Total revenues were $84.5 million, compared to $96.2 million for the fourth quarter of fiscal year 2019.
  Adjusted EBITDA was $22.7 million, compared to $26.1 million in the fourth quarter of fiscal year 2019.
  Adjusted EBITDA margin was 27% for both periods.
  Net loss attributable to common shareholders was $0.7 million, or $0.02 per diluted share, compared to net income attributable to common shareholders of $4.3 million, or $0.14 per diluted share, for the fourth quarter of fiscal year 2019. Included in the fourth quarter fiscal year 2020 net loss was a $14.2 million non-cash goodwill impairment charge related to Lone Star and a $1.0 million non-cash benefit for the change in valuation of stand-alone bifurcated derivatives. Included in the fourth quarter fiscal year 2019 results is a $1.7 million non-cash charge for the change in valuation of stand-alone bifurcated derivatives.
  Repurchased 911,765 shares of common stock in a private transaction completed as a block trade.
  Average fleet unit utilization was 73%, compared to 77% in the fourth quarter of fiscal year 2019.

Fiscal Year 2020 Highlights
  Leasing revenues in our core non-liquid containment products increased by 12% in North America and 4% in local currency in the Asia-Pacific.
  Total leasing revenues were $227.8 million, compared to $240.5 million for the fiscal year 2019.
  Leasing revenues comprised 65% of total non-manufacturing revenues for both periods.
  Total revenues were $356.4 million, compared to $378.2 million for the fiscal year 2019.
  Adjusted EBITDA was $97.8 million, compared to $106.9 million in fiscal year 2019
  Adjusted EBITDA margin was 27%, compared to 28% for fiscal year 2019.
  Net income attributable to common shareholders was $4.3 million, or $0.14 per diluted share, compared to net loss attributable to common shareholders of $11.1 million, or $0.38 per diluted share, for fiscal year 2019. Included in these results were non-cash charges of $5.4 million and $24.6 million in fiscal years 2020 and 2019, respectively, for the change in valuation of stand-alone bifurcated derivatives. Additionally, in fiscal year 2020, we recognized a $14.2 million non-cash goodwill impairment charge related to Lone Star.
  Average fleet unit utilization was 76%, compared to 80% for fiscal year 2019.
  Entered four new markets, opening two greenfield locations in North America and two in the Asia-Pacific region.
  Completed one acquisition in North America.

Management Commentary

“Our core North America leasing operations again generated higher revenues and adjusted EBITDA in fiscal year 2020 based upon our diversified customer base and expanding geographic presence,” said Jody Miller, President and Chief Executive Officer. “Pac-Van, with increases across nearly every sector, generated an 8% year-over-year increase in leasing revenues and an 11% increase in adjusted EBITDA. However, our liquid containment business at Lone Star, which recorded lower results for the year, continues to be impacted by reduced drilling activity and ongoing uncertainty in the oil and gas markets, aggravated by the COVID-19 pandemic. At Royal Wolf, leasing revenues and adjusted EBITDA for the year were higher in local currency, but their translation into U.S. dollars was adversely impacted by a weaker Australian dollar between the periods.”

“The COVID-19 pandemic continues to create unprecedented challenges in our country and the world, including significantly disrupting the oil and gas sector,” added Mr. Miller. “The physical health and safety of our employees and customers remain our foremost concern.  We are an essential business and our locations remain open, operating under flexible work practices while maintaining the same level of safety and service that our customers expect from us.”

Mr. Miller concluded, “We remain committed to helping our employees and customers get through these extremely challenging times. While we are unable to predict what the ultimate severity or duration of the economic fall-out caused by the pandemic will have on our business, our experienced management team has weathered challenging times in the past and we are well prepared to continue to execute upon our long-term strategy through this crisis. During the fiscal year, we entered four new markets, opening two greenfield locations in North America and two in the Asia-Pacific region and completed one acquisition in North America.”

Charles Barrantes, Executive Vice President and Chief Financial Officer, added, “Our fiscal year 2020 results exceeded the guidance range we provided in conjunction with the reporting of our third quarter results. And despite recording lower year-over-year adjusted EBITDA in fiscal year 2020, we continue to manage our working capital and fleet investment, which resulted in increased free cash flow and a reduction in our debt levels during the year. The long useful lives and low maintenance requirements of our lease fleet enhances cash flow and allows us the flexibility to allocate capital between organic fleet expansion, accretive acquisitions, other value creating options and debt reduction.”

Mr. Barrantes concluded, “We are currently evaluating various financing alternatives to refinance our 8.125% Senior Notes due July 2021, with the goal of extending our debt maturities and lowering our overall cost of financing.  Our financial position and liquidity are strong and we expect to continue to generate free cash flow in fiscal year 2021.”

Fourth Quarter 2020 Operating Summary

North America
Revenues from our North American leasing operations for the fourth quarter of fiscal year 2020 totaled $55.3 million, compared to $61.8 million for the fourth quarter of the prior year, a decrease of approximately 11%. Leasing revenues decreased by 19% on a year-over-year basis. The decrease in leasing revenues was primarily in the oil and gas sector, substantially attributable to Lone Star, as well as in the services sector. This was partially offset by increases in the majority of the remaining sectors, particularly construction. Sales revenues increased by 10%, driven mainly by increases in the retail, commercial, industrial and services sectors, and were partially offset by a decrease in the mining sector. Adjusted EBITDA was $15.5 million for the fourth quarter of fiscal year 2020, compared with $19.0 million for the year-ago quarter, a decrease of 18%. Adjusted EBITDA from Pac-Van increased by 3% to $15.2 million from $14.7 million and adjusted EBITDA from Lone Star declined to $0.3 million from $4.3 million.

North American manufacturing revenues for the fourth quarter of fiscal year 2020 totaled $2.3 million and included intercompany sales of $1.3 million from products sold to our North American leasing operations. This compares to $4.2 million of total sales, including intercompany sales of $1.4 million during the fourth quarter of fiscal year 2019. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was $0.2 million for the fourth quarter, compared to $0.6 million in the fourth quarter of fiscal year 2019.

Asia-Pacific
Revenues from the Asia-Pacific for the fourth quarter of fiscal year 2020 totaled $28.2 million, compared to $31.5 million for the fourth quarter of fiscal year 2019, a decrease of approximately 11%. On a local currency basis, total revenues decreased by 5%. The decrease in revenues in local dollars was due primarily to declines in the education, industrial and consumer sectors, largely offset by increases in the utilities and transportation sectors. In the fourth quarter of 2020, the utilities sector included one large sale for A$5.6 million and the transportation sector included one large sale for A$1.7 million. Leasing revenues decreased 2% on a year-over-year basis and increased by 4% on a local currency basis, driven primarily by increases in the government, construction, consumer and healthcare sectors, and partially offset by decreases in the education, special events and industrial sectors. Adjusted EBITDA for the fourth quarter of 2020 was $8.7 million, compared to $8.8 million for the same quarter last year, a decrease of approximately 2%. On a local currency basis, adjusted EBITDA increased by 4%.

Fiscal Year 2020 Operating Summary

 North America
Revenues from our North American leasing operations for fiscal year 2020 totaled $233.5 million, compared to $248.0 million in the prior year, a decrease of 6%. Leasing revenues also decreased by approximately 6%. The decrease in leasing revenues was substantially in the oil and gas sector and virtually all attributable to Lone Star. This was partially offset by increases across most other sectors, particularly in construction, commercial, retail and industrial. Sales revenues decreased by 5% for the year, mainly due to declines in the industrial, education and mining sectors, and were partially offset by increases in the retail, commercial and services sectors. Fiscal year 2019 included seven large sales totaling $11.2 million, two in the industrial sector for $7.1 million, two in the construction sector for $2.5 million, two in the education sector for $1.0 million and one in the mining sector for $0.6 million. Adjusted EBITDA for fiscal year 2020 was $71.5 million, compared to $79.0 million in the prior year, a decrease of approximately 9%. Adjusted EBITDA from Pac-Van increased by 11% to $62.2 million from $55.8 million and adjusted EBITDA from Lone Star declined to $9.3 million from $23.2 million.

North American manufacturing revenues for fiscal year 2020 totaled $12.4 million and included intercompany sales of $5.1 million from products sold to our North American leasing operations.  This compares to $14.9 million of total sales during the fiscal year 2019, which included intercompany sales of $4.1 million. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was $0.9 million for the fiscal year, compared to $1.5 million in the prior fiscal year.

Asia-Pacific
Revenues from the Asia-Pacific for fiscal year 2020 totaled $115.6 million, compared to $119.4 million in the prior year, a decrease of 3%. On a local currency basis, total revenues increased by 3%. The increase in revenues in local dollars was driven mainly by increases in the transportation, utilities, government and mining sectors, and partially offset by decreases across most other sectors, particularly the education sector. In fiscal year 2020, the transportation sector had three large sales totaling A$10.9 million and the utilities sector had one large sale for A$5.6 million. In fiscal year 2019, the education sector had one large sale for A$6.2 million. Leasing revenues decreased by 2% on a year-over-year basis and increased by 4% on a local currency basis, driven primarily by increases in the government, consumer, retail and moving and storage sectors. Adjusted EBITDA for fiscal year 2020 was $31.1 million, compared to $32.3 million in the prior year, a decrease of approximately 4%. On a local currency basis, adjusted EBITDA increased by 2%.

Balance Sheet and Liquidity Overview

At June 30, 2020, the Company had total debt of $379.8 million and cash and cash equivalents of $17.5 million, as compared to $411.1 million and $10.4 million at June 30, 2019, respectively. At June 30, 2020, our North American leasing operations had $101.7 million available to borrow under its senior credit facility, and our Asia-Pacific leasing operations had, including cash at the bank, $28.4 million (A$41.3 million) available to borrow under its senior credit facility.

During fiscal year 2020, the Company generated cash from operating activities of $76.6 million, as compared to $52.1 million for fiscal year 2019. In fiscal year 2020, the Company invested a net $20.2 million ($21.3 million in North America and negative $1.1 million in the Asia-Pacific) in the lease fleet, as compared to $38.5 million in net fleet investment ($32.1 million in North America and $6.4 million in the Asia-Pacific) in fiscal year 2019.

Receivables were $44.1 million at June 30, 2020, as compared to $56.2 million at June 30, 2019. Days sales outstanding in receivables at June 30, 2020, for our Asia-Pacific and North American leasing operations were 43 and 40 days, respectively, as compared to 34 and 46 days, respectively, as of June 30, 2019.

Outlook

The impact of the COVID-19 pandemic is fluid, continues to evolve and, therefore, it is extremely difficult to reasonably predict the extent to which our results of operations, liquidity and financial condition will ultimately be impacted by the pandemic in fiscal year 2021.  However, given our current outlook and depending on conditions in the oil and gas sector in Texas and the translation effect of the Australian dollar to the U.S. dollar, management estimates that consolidated revenues for fiscal year 2021 will be in the range of $305 million to $325 million and that consolidated adjusted EBITDA is expected to be 17% to 22% lower in fiscal year 2021 from fiscal year 2020.  This outlook does not take into account the impact of any acquisitions that may occur during fiscal year 2021.

Conference Call Details
Management will host a conference call today at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time) to discuss the Company's operating results. The conference call number for U.S. participants is (866) 901-5096 and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 1093225. Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.
A replay of the conference call may be accessed through September 23, 2020 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 1093225.
After the replay has expired, interested parties can listen to the conference call via webcast in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.
About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned Royal Wolf (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, increases in interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian resources industry or the U.S. oil and gas and construction industries, the disruption of operations from catastrophic or extraordinary events, including viral pandemics such as the COVID-19 coronavirus, or a write-off of all or a part of our goodwill and intangible assets. These risks and uncertainties could cause actual outcomes and results to differ materially from those described in our forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by these cautionary statements. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223

-Financial Tables Follow-

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Quarter Ended June 30,		Year Ended June 30,
	2019	2020	2019	2020
	(unaudited)
Revenues
Sales:
Lease inventories and fleet	$ 34,279	$ 33,089	$ 126,932	$ 121,323
Manufactured units	2,843	1,039	10,784	7,319
	37,122	34,128	137,716	128,642
Leasing	59,090	50,375	240,490	227,837
	96,212	84,503	378,206	356,479

Costs and expenses
Cost of sales:
Lease inventories and fleet (exclusive of the items shown separately below)	24,973	23,811	93,183	87,071
Manufactured units	1,878	641	8,478	6,082
Direct costs of leasing operations	22,435	18,629	91,286	87,216
Selling and general expenses	21,655	19,509	81,965	81,342
Impairment of goodwill	—	14,160	—	14,160
Depreciation and amortization	9,752	8,521	41,704	35,154

Operating income (loss)	15,519	(768)	61,590	45,454

Interest income	83	144	191	663
Interest expense	(7,644)	(6,151)	(35,344)	(26,386)
Change in valuation of bifurcated derivatives in Convertible Note	(1,741)	979	(24,570)	(5,386)
Foreign exchange and other	(217)	2,709	(3,513)	304
	(9,519)	(2,319)	(63,236)	(30,805)

Income (loss) before income taxes	6,000	(3,087)	(1,646)	14,649

Provision (benefit) for income taxes	764	(3,274)	5,820	6,695

Net income (loss)	5,236	187	(7,466)	7,954

Preferred stock dividends	(892)	(902)	(3,658)	(3,668)

Net income (loss) attributable to common stockholders	$ 4,344	$ (715)	$ (11,124)	$ 4,286

Net income (loss) per common share:
Basic	$ 0.14	$ (0.02)	$ (0.38)	$ 0.14
Diluted	0.14	(0.02)	(0.38)	0.14

Weighted average shares outstanding:
Basic	30,021,780	30,257,046	29,318,511	30,252,431
Diluted	31,215,757	30,257,046	29,318,511	31,253,784

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2019	June 30, 2020
Assets
Cash and cash equivalents	$10,359	$17,478
Trade and other receivables, net	56,204	44,066
Inventories	29,077	20,928
Prepaid expenses and other	9,823	8,207
Property, plant and equipment, net	22,895	24,396
Lease fleet, net	456,822	458,727
Operating lease assets	—	66,225
Goodwill	111,323	97,224
Other intangible assets, net	21,809	18,771
Total assets	$718,312	$756,022

Liabilities
Trade payables and accrued liabilities	$48,460	$46,845
Income taxes payable	506	645
Unearned revenue and advance payments	22,671	24,642
Operating lease liabilities	—	67,142
Senior and other debt, net	411,141	379,798
Fair value of bifurcated derivatives in Convertible Note	19,782	18,325
Deferred tax liabilities	38,711	43,708
Total liabilities	541,271	581,105

Commitments and contingencies	—	—

Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 400,100 shares issued and outstanding (in series)	40,100	40,100
Common stock, $.0001 par value: 100,000,000 shares authorized; 30,471,406 shares issued and outstanding at June 30, 2019 and 30,880,531 shares issued and 29,968,766 shares outstanding at June 30, 2020	3	3
Additional paid-in capital	183,933	183,051
Accumulated other comprehensive loss	(18,755)	(22,106)
Accumulated deficit	(28,744)	(20,790)
Treasury stock, at cost; 911,765 shares at June 30, 2020	—	(5,845)
Total General Finance Corporation stockholders’ equity	176,537	174,413
Equity of noncontrolling interests	504	504
Total equity	177,041	174,917
Total liabilities and equity	$718,312	$756,022

Explanation and Use of Non-GAAP Financial Measures

Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income (“EBITDA”) and adjusted EBITDA are non-U.S. GAAP measures. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations.  In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the expenses excluded from our presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following tables show our adjusted EBITDA and the reconciliation from net loss on a consolidated basis and from operating income (loss) for our operating segments (in thousands):

	Quarter Ended June 30,		Year Ended June 30,
	2019	2020	2019	2020
Net income (loss )	$ 5,236	$ 187	$ (7,466)	$ 7,954
Add (deduct) —
Provision (benefit) for income taxes	764	(3,274)	5,820	6,695
Change in valuation of bifurcated derivatives in Convertible Note	1,741	(979)	24,570	5,386
Foreign exchange and other	217	(2,709)	3,513	(304)
Interest expense	7,644	6,151	35,344	26,386
Interest income	(83)	(144)	(191)	(663)
Depreciation and amortization	9,852	8,620	42,108	35,550
Impairment of goodwill	----	14,160	----	14,160
Share-based compensation expense	684	641	2,680	2,656
Refinancing costs not capitalized	----	----	506	----
Adjusted EBITDA	$ 26,055	$ 22,653	$ 106,884	$ 97,820

	Quarter Ended June 30, 2019				Quarter Ended June 30, 2020
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$ 4,544	$ 13,041	$ 526	$ (2,799)	$ 5,443	$ (4,530)	$ 114	$ (2,050)
Add -
Depreciation and amortization	4,079	5,852	100	4	2,995	5,705	99	3
Share-based compensation expense	183	107	8	386	207	110	10	314
Impairment of goodwill	----	----	----	----	----	14,160	----	----
Adjusted EBITDA	$ 8,806	$ 19,000	$ 634	$ (2,409)	$ 8,645	$ 15,445	$ 223	$ (1,733)
Intercompany adjustments				$ 24				$ 73

Year Ended June 30, 2019					Year Ended June 30, 2020
Asia-Pacific		North America			Asia-Pacific	North America
Leasing		Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$ 13,521	$ 53,733	$ 1,044	$ (7,319)	$ 17,209	$ 34,146	$ 472	$ (6,811)
Add -
Depreciation and amortization	17,985	24,460	404	20	13,136	22,734	396	12
Share-based compensation expense	727	364	27	1,562	769	453	37	1,397
Refinancing costs not capitalized	58	448	----	----	----	----	----	----
Impairment of goodwill	----	----	----	----	----	14,160	----	----
Adjusted EBITDA	$ 32,291	$ 79,005	$ 1,475	$ (5,737)	$ 31,114	$ 71,493	$ 905	$ (5,402)
Intercompany adjustments				$ (150)				$ (290)